UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The

Modine Manufacturing Company
(Exact name of registrant as specified in its charter)

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 17, 2011

Wisconsin	1-1373	39-0482000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1500 DeKoven Avenue, Racine, Wisconsin	53403
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(262) 636-1200
_____________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be Included in the Report

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 17, 2011, the Officer Nomination and Compensation Committee (the “Committee”) of Modine Manufacturing Company’s (the “Company”) Board of Directors approved and adopted a Supplemental Severance Plan (the “Severance Policy”) for certain employees of the Company and its subsidiaries.  The Committee adopted the policy to ensure its treatment of employees eligible for benefits under the Severance Policy is consistent, transparent and market-competitive.  The Committee implemented a market competitive severance and change in control policy covering (a) certain individuals who are involuntarily terminated from employment without a change in control; and (b) certain individuals who do not have a separate Change in Control Agreement and are involuntarily terminated from employment following a change in control.

Severance as a Result of Involuntary Termination Without a Change in Control

The Committee approved and adopted the Severance Policy to set severance for eligible employees to ensure that the benefit provided to an eligible employee in the event of an involuntary termination of employment is known and transparent.  Thomas A. Burke, the Company’s President and Chief Executive Officer, is the only U.S.-based member of management of the Company with an employment agreement and, as such, Mr. Burke is not eligible to receive benefits under the Severance Policy.  The Severance Policy applies to employees of the Company (or a subsidiary) who have been employed for at least one year and who are recommended by Mr. Burke and approved by the Committee to be eligible for severance under the Severance Policy as a result of involuntary termination of employment without a change in control.  It is anticipated that the Company’s Named Executive Officers (other than Mr. Burke) and other U.S.-based members of the Company’s senior management team will be recommended by Mr. Burke and approved by the Committee to be eligible for severance under the Severance Policy as a result of involuntary termination of employment without a change in control although neither Mr. Burke nor the Committee has taken such action.

Severance as a Result of Involuntary Termination Following a Change in Control

No current member of the Company’s management is eligible to receive severance under the Severance Policy as a result of an involuntary termination of employment following a change in control.  The Company’s Named Executive Officers (other than Mr. Burke) and the other members of the senior management team referred to above are parties to Change in Control Agreements.  The Committee determined that it generally would employ the Severance Policy rather than separate Change in Control agreements with future members of the senior management team of the Company.  The Severance Policy applies to new employees of the Company (or a subsidiary) or those current employees moving into the ranks of management who are recommended by Mr. Burke and approved by the Committee to be eligible for severance under the Severance Policy as a result of involuntary termination of employment following a change in control.

The Severance Policy addresses the payment of cash and the provision of health benefits in the event of involuntary termination of employment.  It does not address the treatment of unvested equity awards (stock options, restricted stock and performance awards) in the event of an involuntary termination of employment.  The treatment of equity awards in the event of involuntary termination of employment would be based on the terms of separate agreements specific to those awards.  The Company filed the most recent forms of award agreements relating to its current equity incentive plan with the SEC as Exhibits 10.2, 10.3, 10.4 and 10.5 to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

The Severance Policy is a policy, rather than an agreement.  As a result, the Committee may change its terms in its sole discretion without the agreement of those subject to it.

The above description is a summary of the terms of the Severance Policy.  The description of the Severance Policy above is subject to and qualified in its entirety by the terms of the Severance Policy, a copy of which is attached as Exhibit 10.1.

9.01	Financial Statements and Exhibits

(d)	Exhibits

The following exhibit is being filed herewith:

10.1	Supplemental Severance Policy

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Modine Manufacturing Company

By: /s/ Thomas A. Burke
Thomas A. Burke
President and Chief Executive Officer

By: /s/ Margaret C. Kelsey
Margaret C. Kelsey
Vice President – Corporate Development, General Counsel and Secretary

Date:  October 20, 2011

Exhibit Index

Exhibit No.	Exhibit Description

10.1	Supplemental Severance Policy